                                                                    EXHIBIT 99.0

[BARR LABORATORIES, INC. LOGO]


400 Chestnut Ridge Road                                 N E W S   R E L E A S E
Woodcliff Lake, NJ 07677
201-930-3300

CONTACT:    Carol A. Cox, 201-930-3720    EMAIL:   ccox@barrlabs.com

BARR REPORTS FISCAL 2003 GAAP EARNINGS OF $2.43 PER SHARE AND FOURTH QUARTER GAAP EARNINGS OF $0.53 PER SHARE
Net of Special Charges and Benefits, Fiscal 2003 Earnings Were $2.62 Per Share and Fourth Quarter Earnings Were $0.73 Per Share

WOODCLIFF LAKE, NEW JERSEY, AUGUST 7, 2003... Barr Laboratories, Inc. (NYSE-BRL) today reported revenues of $902.9 million and net earnings of $167.6 million, or $2.43 per fully diluted share for its fiscal year ended June 30, 2003, which included charges of $0.22 per fully diluted share for legal fees and in-process R&D incurred in connection with the Wyeth settlement and product acquisition in June 2003, and an earnings benefit of $0.02 per fully diluted share due to the reversal of a valuation allowance related to certain deferred tax assets. The current year results compare with revenues of $1.2 billion and net earnings of $210.3 million or $3.09 per fully diluted share for the prior year that included estimated earnings from the sales of Fluoxetine of $1.62 per fully diluted share, an earnings charge of $0.29 per fully diluted share related to costs associated with Barr's October 2001 merger with Duramed Pharmaceuticals, Inc., and an earnings charge of $0.01 per fully diluted share for in-process R&D associated with the June 2002 acquisition of certain assets from Enhance Pharmaceuticals. Net of the special charges and benefits detailed above, adjusted earnings per fully diluted share for fiscal 2003 would have been $2.62, compared to $1.77 per fully diluted share for the prior year.

For the fourth quarter of fiscal 2003, revenues of $301.5 million drove net earnings of $37.1 million or $0.53 per fully diluted share, which included the earnings charge and benefit discussed above. In the fourth quarter of fiscal 2002, revenues of $209.4 million yielded net earnings of $44.9 million or $0.66 per fully diluted share, which included an earnings benefit of $0.02 per fully diluted share as a result of changes in estimates of previously recorded merger costs and an earnings charge of $0.01 per fully diluted share incurred in connection with the Enhance Pharmaceuticals transaction, as discussed above. Net of the special charges and benefits, adjusted earnings per fully diluted share for the fourth quarter of fiscal 2003 would have been $0.73, compared to $0.65 per fully diluted share for the prior year period.

For a reconciliation of GAAP-based earnings per share to the adjusted earnings per share presented in the last sentences of the two paragraphs above, please see the reconciliation table and the discussion that follows it at the end of this press release.

All earnings per share and weighted average share information reflect a three-for-two stock split effected in the form of a 50% stock dividend distributed in Barr's third fiscal quarter, ended March 31, 2003.

"Our strategy of investing in the development of products with barriers to entry drove sales and earnings for fiscal 2003. Products developed under this strategy, including our oral contraceptives product line and our distributed ciprofloxacin, delivered sound results as expected," said Bruce L. Downey, Barr's Chairman and CEO. "During the fourth quarter we completed our agreement with Wyeth to acquire the U.S. rights to four currently marketed products and a license to complete the development of and market a new oral contraceptive. In addition, we continued our record investment in research and development, which we believe is integral to our long-term growth strategy. During the year, we filed 14 new product applications, received 16 approvals, including tentative approvals for products that are subject to patent challenges and launched 10 new products. Fiscal 2003 was another strong year for our Company and our shareholders."

REVENUES

Product Sales

Product sales were $894.9 million in fiscal 2003, compared to $1.2 billion in fiscal 2002. For the fourth quarter of fiscal 2003, product sales increased to $299.5 million, as compared to $208.2 million for the prior year period. Sales of Ciprofloxacin, an antibiotic that the Company began distributing on June 9, 2003, contributed $111.4 million to product sales in the fourth quarter of 2003. The continued year-over-year increases in sales of the Company's oral contraceptives, higher sales for Barr's in-line products and new product launches more than offset the expected declines in Tamoxifen sales, which contributed sales of $366.3 million in fiscal 2002.

Sales of the Company's generic oral contraceptives increased 196% to $274.4 million for fiscal 2003, as compared to $92.8 million for the prior year, and increased 93% to $77.7 million for the fourth quarter of fiscal 2003, as compared to $40.3 million for the prior year period. Contributing to these increases were higher sales of the Company's Apri(R), Aviane(TM), Kariva(TM), Lessina(TM) and Nortrel(TM) products and sales from the Company's seven oral contraceptive products that were launched during fiscal 2003, including Sprintec(TM), Nortrel(TM) 7/7/7 and Errin(TM).

Sales of Cenestin(R) (Synthetic Conjugated Estrogens, A), Barr's estrogen-only conjugated estrogen product, were $34.6 million for the year, compared to $41.5 million for fiscal 2002. For the fourth quarter of fiscal 2003, Cenestin product sales rebounded to $8.4 million, up from $3.3 million in the third quarter of fiscal 2003, but lower than the $11.7 million of Cenestin sales recorded in the fourth quarter of the prior year period.

As expected, sales of Tamoxifen, the breast cancer treatment previously distributed and now manufactured by Barr, decreased significantly to $120.9 million for the fiscal year ended June 30, 2003, compared to $366.3 million in the prior year. For the fourth quarter of fiscal 2003, Tamoxifen sales declined to $3.9 million versus $60 million in the prior year period. The declines in Tamoxifen sales are related to the termination of Barr's distribution agreement with AstraZeneca in August 2002 and the February 20, 2003 expiration of AstraZeneca's pediatric exclusivity for its Nolvadex(R) brand product. The Company launched its manufactured version of Tamoxifen Citrate, 10 mg and 20 mg Tablets, on February 20, 2003 along with several other generic competitors.

Development and Other Revenue

Development and other revenue was $8.0 million for fiscal 2003, compared to $17.6 million in the prior year. For the fourth quarter ended June 30, 2003, development and other revenue totaled $2.0 million, as compared to $1.2 million for the fourth quarter of fiscal 2002. These revenues for the fourth quarter of fiscal 2003 were primarily related to reimbursable R&D costs associated with the urinary incontinence vaginal ring product currently in development and reimbursement from the U.S. Department of Defense for the Company's Adenovirus vaccine product currently in development.

Proceeds from Patent Challenge Settlement

Proceeds from patent challenge settlement, which relates to Ciprofloxacin, totaled $31.4 million for fiscal 2003, compared to $32.0 million in the prior year, and were $5.7 million for the fourth quarter of fiscal 2003, as compared to $8.1 million for the prior year period. The decrease in the quarter reflects the launch of the Company's Ciprofloxacin product on June 9, 2003. Prior to June 2003, the Company had recorded revenue from Bayer under the terms of a January 1997 supply agreement.

MARGINS

Margins on product sales for fiscal 2003 increased to 53%, up from 42% in the prior year reflecting an improved mix of higher-margin products. Lower sales of Fluoxetine in fiscal 2003 as compared to fiscal 2002 helped to improve margins, as Fluoxetine carries a lower margin as a result of a profit split with a partner. For the quarter ended June 30, 2003, margins were 46%, compared to 49% in the prior year period. The quarter-to-quarter decrease is attributable to the fourth quarter of fiscal 2003 sales of Ciprofloxacin, which as both a distributed product and a product subject to a profit split with a partner, carries a lower margin than the Company's manufactured products.

UPDATE ON R&D ACTIVITIES

Investment in new product research and development increased 20% to $91.2 million in fiscal 2003, up from $75.7 million in the prior year. Research and development expenses for the fourth quarter of fiscal 2003 were $26.5 million as compared to $22.1 million in the prior year period. The fourth quarter and full year 2003 numbers included a $3.9 million in-process R&D charge associated with Trimegestone (TMG), currently in Phase II studies, that the Company acquired from Wyeth.

Proprietary Drug Research and Development

The Company currently has a New Drug Application (NDA) for SEASONALE(R) extended cycle oral contraceptive pending at the FDA, eight additional products in development and seven clinical trials underway, six of which are in Phase III studies.

"During the fourth quarter, we continued to work with the FDA on our NDA for the SEASONALE extended cycle oral contraceptive. The NDA is currently under review and, pending final FDA approval, we anticipate launching SEASONALE during the fall of 2003," said Downey. "We also continued work on our DP3 extended cycle oral contraceptive product that is currently in Phase III studies and assumed responsibility for developing a 28-day cycle oral contraceptive product using TMG. Phase III studies for a 28-day cycle oral contraceptive product using TMG could begin as early as second half of calendar 2004 and we will also consider developing additional contraceptive products using TMG."

Generic Drug Research and Development

During the fourth quarter of fiscal 2003, the Company filed five Abbreviated New Drug Applications (ANDA), including an application for an "AB" rated Conjugated Estrogens product. The Company said that it believes that its application will meet all of the regulatory requirements necessary for FDA approval and, if approved, will be directly substitutable for Wyeth's Premarin(R) Conjugated Estrogens.

During the fourth quarter of fiscal 2003, the Company also received six product approvals and launched two products, including its generic version of Roche Pharmaceutical's Accutane(R) Capsules, 10 mg, 20 mg and 40 mg, which the Company markets under the trademark name Claravis(TM).

"We remain committed to investing in products with high barriers to entry, where we believe we will be either the only generic or only one of a small number of generic entrants," said Downey. "As a result of this targeted generic research and development program, we currently market a financially successful portfolio of products that includes our 13 generic oral contraceptive products, our Warfarin Sodium product that we launched in 1997 and our Dextro Salt family of products."

SELLING, GENERAL AND ADMINISTRATIVE

SG&A expenses were $161.0 million for fiscal 2003, compared to $111.9 million in the prior year. SG&A expenses were $62.4 million for the fourth quarter, compared to $27.8 million in the prior year period. A $20.0 million payment to Barr's legal counsel in connection with the litigation settled with Wyeth in the fourth quarter of fiscal 2003 accounted for a significant portion of the year-over-year and quarterly increases. The increase in both periods also included higher marketing and promotions costs related to Cenestin, pre-launch costs for Barr's SEASONALE extended cycle oral contraceptive and higher sales and marketing costs associated with the expansion of the Company's Female Healthcare Sales Force. Higher amortization costs and higher legal costs also contributed to the increases.

TAX RATE

The Company's tax provision for fiscal 2003 reflected a 36% effective tax rate on pre-tax income, compared to 37% for fiscal 2002. For the quarter ended June 30, 2003, the Company's effective tax rate was 34%, compared to 36% in the prior year period. The decrease in the tax rate for fiscal 2003 compared to the tax rate for fiscal 2002 was due primarily to an increase in certain tax credits, the recognition of a deferred tax asset resulting from the identification of additional deductible state net operating losses incurred in prior years and the reversal of certain valuation allowances previously established by Duramed. For the quarter, the decrease in the tax rate was due to the reversal of certain valuation allowances related to pre-acquisition net operating losses.

BALANCE SHEET

The Company's cash and marketable securities totaled $411.6 million at June 30, 2003. Cash flows from operations totaled $160.3 million for fiscal 2003 as operating results more than offset higher working capital. Increases in working capital were primarily due to higher accounts receivable associated with the June 2003 launch of Ciprofloxacin. In addition, during fiscal 2003 the Company funded capital investments of $80.6 million to support on-going expansion of its manufacturing and distribution facilities in Ohio, the construction of a dedicated facility to manufacture the Adenovirus Vaccine in Virginia, leasehold improvements to the Company's new administrative offices, increased R&D capacity in New York and investments in information technology projects.

BUSINESS DEVELOPMENT

Wyeth Transaction

During the fourth quarter of fiscal 2003, Barr completed the acquisition of the
U. S. rights to four products previously marketed by Wyeth and a license to complete the development of and market a new oral contraceptive. Barr paid Wyeth at closing $22.6 million for the U.S. rights to four branded products currently marketed by Wyeth: Diamox(R) Sequels(R) (glaucoma), Zebeta(R) (hypertension), Ziac(R) (hypertension) and Aygestin(R) (amenorrhea), and an additional $4.0 million to acquire a license from Wyeth, together with a sublicense that originated from Aventis S.A., to develop and market in the U.S. oral contraceptive products using TMG. Barr also agreed to make future payments to Wyeth after certain sales milestones are achieved. In addition, Barr made a $20 million payment to Barr's legal counsel in the litigation with Wyeth.

CONFERENCE CALL/WEBCAST

Barr will host a conference call at 8:30 AM Eastern time on Thursday, August 7th to discuss the earnings results for the quarter and full year ended June 30, 2003. The number to call from within the United States is (888) 428-4473 and persons outside the United States should call (612) 332-1214. A replay of the conference call will be available from 12 Noon Eastern time on August 7th through 11:59 PM Eastern time August 9th, and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 694313.

The conference call will also be Webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investor Relations section, under Calendar of Events, on Barr's website at www.barrlabs.com.

Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.

ABOUT BARR LABORATORIES

Barr Laboratories, Inc. is a specialty pharmaceutical company engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals.

FORWARD-LOOKING STATEMENTS

Safe Harbor Statement: To the extent that any statements made in this report contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include: the difficulty in predicting the timing and outcome of legal proceedings, including those relating to patent challenge settlements and patent infringement cases; the difficulty of predicting the timing of U.S. Food and Drug Administration, or FDA, approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; market and customer acceptance and demand for our pharmaceutical products; reimbursement policies of third party payors; our ability to market our proprietary products; the successful integration of acquired businesses and products into our operations; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing; the ability to develop and launch new products on a timely basis; the availability of raw materials; availability of any product we purchase and sell as a distributor; the regulatory environment; fluctuations in operating results, including spending for research and development, sales and marketing and patent challenge activities; and, other risks detailed from time-to-time in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.

[EDITOR'S ADVISORY: Barr Laboratories, Inc. news releases are available free of charge through PR Newswire's News On-Call fax service. For a menu of Barr's previous releases, or to receive a specific release via fax call: 800-758-5804 -- ext. 089750. Barr news releases and corporate information are also available on Barr's website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories' Professional Services Department at 1-

800-Barr Lab. SEASONALE(R), Cenestin(R) and Apri(R) are registered trademarks and Aviane(TM), Sprintec(TM), Kariva(TM), Lessina(TM), Nortrel(TM), Errin(TM), Nortrel(TM) 7/7/7 and Claravis(TM) are trademarks of Barr Laboratories, Inc. All other trademarks referenced are the property of their respective owners.]

BARR LABORATORIES, INC. SELECTED FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) (UNAUDITED)


                                                        THREE MONTHS ENDED            TWELVE MONTHS ENDED
                                                              JUNE 30,                      JUNE 30,
                                                      2003            2002            2003            2002
                                                    ----------      ----------      ----------      ----------
Revenues:
Product sales                                       $  299,499      $  208,194      $  894,888      $1,171,358
Development and other revenue                            1,979           1,186           7,976          17,626
                                                    ----------      ----------      ----------      ----------
Total revenues                                         301,478         209,380         902,864       1,188,984

Costs and expenses:
Cost of sales                                          163,126         106,283         424,099         676,323
Selling, general and administrative                     62,374          27,824         160,978         111,886
Research and development                                26,497          22,089          91,207          75,697
Merger-related costs                                        --          (1,846)             --          31,449
                                                    ----------      ----------      ----------      ----------
Earnings from operations                                49,481          55,030         226,580         293,629
Proceeds from patent challenge settlement                5,708           8,146          31,396          31,958
Interest income                                          1,613           1,888           6,341           7,824
Interest expense                                           183             605           1,474           3,530
Other (expense) income                                     (69)          5,637            (128)          7,656
                                                    ----------      ----------      ----------      ----------
Earnings before income taxes                            56,550          70,096         262,715         337,537
Income tax expense                                      19,462          25,230          95,149         125,318
                                                    ----------      ----------      ----------      ----------
Net earnings                                            37,088          44,866         167,566         212,219

Preferred stock dividends                                   --              --              --             457
Deemed dividend on convertible
preferred stock                                             --              --              --           1,493
                                                    ----------      ----------      ----------      ----------
Net earnings applicable to common
shareholders                                        $   37,088      $   44,866      $  167,566      $  210,269
                                                    ==========      ==========      ==========      ==========

Earnings per common share - assuming dilution:

Net earnings (A)                                    $     0.53      $     0.66      $     2.43      $     3.09
Weighted average shares - assuming dilution (A)         69,855          68,357          69,061          68,135

(a) All earnings per share and weighted average share information reflect a three-for-two stock split effected in the form of a 50% stock dividend distributed on March 17, 2003 to shareholders of record at the close of business on February 28, 2003.

                                                   6/30/2003          6/30/2002
                                                   ---------          ---------

Cash & cash equivalents                          $  367,142           $  331,257
Accounts receivable                                 221,652              103,168
Other receivables                                    31,136               23,230
Inventory                                           163,926              151,133
Accounts payable                                    188,852              110,879
Working capital                                     572,717              457,393
Total assets                                      1,180,937              888,554
Total debt                                           42,537               47,971
Shareholders' equity                                867,995              666,532

                                                      TWELVE MONTHS ENDED
                                                            JUNE 30,
                                                      2003             2002
                                                      ----             ----

Cash flow provided by operations                   $ 160,328         $234,825
Capital expenditures                                  80,617           47,205

                             BARR LABORATORIES, INC.
            RECONCILIATION OF GAAP-BASED EPS TO ADJUSTED NON-GAAP EPS
          FOR THE THREE AND TWELVE MONTHS ENDED JUNE 30, 2003 AND 2002
                                   (UNAUDITED)


                                                               Three Months Ended
                                                                   June 30,
                                                               2003          2002
                                                             --------      --------

Earnings per common share - assuming dilution                $   0.53      $   0.66
Merger and other charges:
     Legal costs associated with Wyeth settlement                0.18            --
     Write-off of in-process research and development            0.04          0.01
     Duramed merger costs                                          --         (0.02)
Tax adjustment                                                  (0.02)           --
                                                             --------      --------
Adjusted earnings per common share - assuming dilution       $   0.73      $   0.65
                                                             ========      ========


                                                            Twelve Months Ended
                                                                 June 30,
                                                             2003          2002
                                                           --------      --------

Earnings per common share - assuming dilution              $   2.43      $   3.09
Merger and other charges:
     Legal costs associated with Wyeth settlement              0.18            --
     Write-off of in-process research and development          0.04          0.01
     Duramed merger costs                                        --          0.29
Fluoxetine sales                                              (0.01)        (1.62)
Tax adjustment                                                (0.02)           --
                                                           --------      --------
Adjusted earnings per common share - assuming dilution     $   2.62      $   1.77
                                                           ========      ========


USE OF ADJUSTED NON-GAAP FINANCIAL INFORMATION

To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles ("GAAP"), the Company is providing this summary to reflect the adjusted earnings per share effect of the following items in the periods above, as applicable:

- a payment of $20.0 million to Barr's legal counsel in connection with settling the Wyeth litigation in June 2003;

- the write-off of acquired in-process research and development associated with the purchase of certain assets from Enhance Pharmaceuticals, Inc. in June 2002 and in connection with the Wyeth transaction in June 2003;

- costs directly attributable to Barr's merger with Duramed Pharmaceuticals, Inc. in October 2001;

- Fluoxetine sales resulting from our Prozac(R) patent victory that had a negligible impact on earnings in the fourth quarter of 2003 and 2002, resulting from the termination or our exclusivity period with respect to Fluoxetine on January 29, 2002, after having a substantial impact on earnings in full-year fiscal 2002; and

- the reversal of a valuation allowance related to pre-acquisition net operating losses of Duramed.

The Company believes that the adjusted earnings per share information presented above provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that excluding the effect of these items from earnings per share allows management and investors to better compare the Company's financial performance from period-to-period, and to better compare the Company's financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.